Exhibit 99.1

BM TECHNOLOGIES WWW.BMTX.COM RUBENSTEIN PUBLIC RELATIONS CONTACT: JULIE STRICKLAND (212) 805-3062 JSTRICKLAND@RUBENSTEINPR.COM

BM Technologies, Inc. (BMTX) Announces Li Shen as Chief Accounting Officer and Doug Hallett as Director of Enterprise Risk and Audit

RADNOR, PA, September 30, 2021 – BM Technologies, Inc. (NYSE American: BMTX), one of the largest digital banking platforms in the country, announced that Li Shen has joined as Chief Accounting Officer (CAO), and Doug Hallett as Director of Enterprise Risk and Audit. In her role, Shen will work closely with other members of the leadership team to ensure the integrity of accounting, financial operations, and external reporting, helping the company scale for the future. Hallett will be responsible for enhancing risk infrastructure to support fintech and bank partners, and lead development and execution of financial reporting and compliance.

“We are excited to welcome both Li and Doug to BM Technologies (BMTX),” stated Luvleen Sidhu, Chair, CEO, and Founder of BM Technologies (BMTX). “Their expertise and industry knowledge will be an asset and considerable contribution to our mission and ongoing success. As a newly publicly traded company we are making strategic additions to our team to continue to build upon our existing strong foundation.”

Shen brings more than 20 years of experience working in global companies in a variety of industries, including finance. Prior to joining BMTX, she served as Vice President of Financial Planning and Treasury and Interim Chief Accounting Officer at Athenex Inc., a global biopharmaceutical company. At Athenex, Ms. Shen assisted during its initial public offering and built out its finance and accounting functions through its early years as a publicly traded company. Prior to that, Ms. Shen served as Portfolio Controller at Aegis Asset Management LLC, a commercial real estate asset management firm. Earlier in her career, she was an auditor with PwC. A Certified Public Accountant in New York State, she received an MBA from Rutgers University and a BA from Shanghai International Studies University.

“BM Technologies continues to thrive in the Banking-as-a-Service space and I am thrilled to be part of the company’s next phase of growth,” said Shen. “In my role working closely with other members of the leadership team, I look forward to helping BMTX scale for the future.”

Hallett has more than 20 years of experience working with banks and bank service providers on a diverse range of internal audit, risk, and compliance-related matters. Prior to joining BMTX, he was an Internal Audit Director at MUFG and has spent most of his career in the audit and advisory practices of Andersen, Deloitte, and PwC. A Certified Public Accountant in North Carolina and Pennsylvania with CISA and CFSA professional certifications, Mr. Hallett received his Master of Accounting degree from UNC Chapel Hill and a BS in Management Information Systems and Finance from Virginia Tech.

“In addition to providing products that have a positive impact on customers’ lives, BMTX’s platform has helped the company deliver record results and continually strong performance. I look forward to the opportunity to contribute to this ongoing strategic growth,” said Hallett.

Launched in January 2015, BMTX, formerly known as BankMobile, is on a mission to provide a digital-first banking experience that is simple, affordable, and financially empowering. BMTX is a fintech company that went public this year and trades under ticker symbol BMTX. With approximately two million accounts, BMTX is EBITDA-positive. Its low-cost distribution and profitable model continue to set it apart from other neobanking fintechs in the market. The company has a disruptive, multi-partner distribution model, known as Banking-as-a-Service (BaaS). Today, it provides its BaaS platform to approximately 735 colleges and universities through BankMobile Disbursements, which serves approximately one in every three college students in the United States. Additionally, BMTX expanded its white label banking business beyond the college sector in recent years.

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About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX)—formerly known as BankMobile—is among the largest digital banking platforms in the U.S., providing access to checking and savings accounts, personal loans, credit cards, and financial wellness. It is focused on technology, innovation, easy-to-use products, and education with the mission of being “customer-obsessed” and creating “customers for life.” The BM Technologies (BMTX) digital banking platform employs a multi-partner distribution model, known as “Banking-as-a-Service” (BaaS), that enables the acquisition of customers at higher volumes and substantially lower expense than traditional banks, while providing significant benefits to its customers, partners and business. BM Technologies (BMTX) currently has approximately two million accounts and provides disbursement services at approximately 735 college and university campuses (covering one out of every three college students in the U.S.). BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner bank. More information can also be found at www.bmtx.com.